Exhibit 5.1

February 19, 2004

Wireless Facilities, Inc.

4810 Eastgate Mall

San Diego, CA 92121

Re:	Registration Statement on Form S-4 for $200,000,000 of Common Stock

Ladies/Gentlemen:

We have acted as counsel for Wireless Facilities, Inc., a Delaware corporation (“WFI”), in connection with the proposed issuance and sale by WFI of up to $200,000,000 of its common stock (the “Shares”), pursuant to WFI’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed WFI’s charter documents and records of its corporate proceedings in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and the Shares, if, as and when issued by WFI in accordance with the Registration Statement and related prospectus (as amended and supplemented through the date of issuance) will be, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares and sale of the Shares in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. This opinion letter is given as of the date first written above and we disclaim any obligation to advise you of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to WFI, the Shares or the Registration Statement.

Very truly yours,

/s/ Gray Cary Ware & Freidenrich LLP

Gray Cary Ware & Freidenrich LLP